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                                                                  EXHIBIT 2.1.1


                       CONTRACT FOR THE PURCHASE AND SALE
                                OF REAL PROPERTY




         THIS CONTRACT made and entered into as of the 15th day of April, 1998, between GRIFFIN LOGGING, INC., an Arkansas corporation (hereinafter referred to as "Seller"), LOUISIANA TIMBER PARTNERS, LLC, a Georgia limited liability company (hereinafter referred to as "Purchaser"),

                              W I T N E S S E T H:

         In consideration of the mutual benefits and covenants herein contained, Seller does hereby agree to sell and Purchaser does hereby agree to purchase all those certain tracts or parcels of land located in Beauregard, Allen, Jefferson Davis and Calcasieu Parishes, Louisiana, as more particularly described in those certain documents described on Exhibit A attached hereto and hereby made a part hereof (the "Real Property"), together with all personal property, intangible property, rights, interests and privileges granted, sold, assigned, transferred and conveyed to Seller pursuant to the documents described on Exhibit A attached hereto relating to the Real Property (the Real Property, together with such personal property, intangible property, rights, interests and privileges are hereinafter referred to collectively as the "Property"), on the following terms and conditions:

         1. Purchase Price. The purchase price for the Property shall be ONE HUNDRED NINETY-TWO MILLION EIGHT HUNDRED FOURTEEN THOUSAND NINE HUNDRED FORTY AND 79/100 DOLLARS ($192,814,940.79), subject to decrease or increase, as the case may be, by an amount equal to the difference between the purchase price paid by Seller to acquire the Property and the above stated amount.

         2. Warranties and Representations. Seller does hereby warrant and represent to, and covenant and agree with, Purchaser both as of the date hereof and as of the date of closing as follows:

                  (a) That Seller is or, as of the date of closing, will be the owner of good and marketable fee simple title to the Property;

                  (b) That so long as this Contract remains in force, Seller will not lease, rent, encumber or convey all or any portion of the Property or any interest therein, or enter into any agreement granting to any person or entity any right with respect to the Property, or any portion thereof;

                  (c) That during Seller's period of ownership of the Property, Seller shall not remove or permit the removal of any trees, shrubs or other plantings from the Property and shall



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not grade, excavate or otherwise change, or permit to be changed, the contour or landscaping of the Property;

                  (d) To Seller's knowledge, neither the execution and delivery of this Contract by Seller nor the consummation of the transaction herein contemplated shall immediately, or, if applicable, after notice or lapse of time or otherwise, result in a breach of any of the terms or provisions of or constitute a default under any article, indenture, agreement, instrument or obligation to which Seller is a party or by which Seller or the Property or any portion thereof is bound or encumbered, or constitute a violation of any order, rule or regulation applicable to Seller or the Property;

                  (e) That Seller will take, or cause to be taken, all action necessary to cause the foregoing warranties, representations, covenants and agreements to remain true, correct and unbreached in all respects from the date hereof through the date of closing and will refrain from taking any action which would cause, or threaten to cause, any such warranties and representa tions to become incorrect or untrue at any time during such period, unless this Contract specifically contemplates the taking of such action and the consequent modification of certain warranties or representations; and

                  (f) Purchaser acknowledges and agrees that, except as expressly set forth herein, Purchaser is acquiring the Property As-Is, Where-Is and with all faults and without any express or implied warranty of suitability for any particular use or purpose.

         3. Conditions Precedent to Closing. The obligation of Purchaser to purchase the Property is hereby expressly made subject to the following conditions:

                  (a) The truth, accuracy and completeness as of this date and as of the closing of the warranties and representations herein made by Seller; and

                  (b) The due and prompt performance by Seller of each and every one of Seller's obligations under this Contract, time being of the essence.

Each of the foregoing conditions is solely for the benefit of Purchaser and may, at the option of Purchaser, be waived by written notice to Seller given at any time at or before the closing.

         4. Closing. The purchase and sale hereunder shall be closed on or before April 30, 1998, and in any event shall occur simultaneously with Seller's acquisition of the Property. At the closing each party shall execute and deliver all documents necessary to effect and complete the closing, including but not limited to Seller's act of sale in substantially the same form as the act of sale pursuant to which Seller acquires title to the Property, a bill of sale and act of assignment. Purchaser shall pay the cost of recording said act of sale, the premium for Purchaser's and Purchaser's lender's title insurance policies. Ad valorem taxes on the Property for the year in which the purchase and sale hereunder is closed shall be the sole responsibility of Purchaser. Seller shall deliver possession of the Property to Purchaser immediately upon Seller's acquiring the same.


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         5. Default and Remedies. If the purchase and sale hereunder is not closed by reason of Seller's inability, failure or refusal to perform any of Seller's obligations hereunder, or because any warranty or representation made herein by Seller proves untrue and is not waived by Purchaser, Purchaser may thereupon take advantage of any and all remedies at law or in equity under the laws of the State of Louisiana, including but not limited to a suit for specific performance of this Contract. If the purchase and sale hereunder is not closed because of the default of Purchaser, Seller may thereupon take advantage of any and all remedies at law or in equity under the laws of the State of Louisiana, including, but not limited to damages or a suit for specific performance.

         6. Notices. All notices and elections permitted or required to be made under this Contract shall be in writing, signed by the party giving such notice or election and shall be delivered personally, by facsimile or sent by registered or certified mail to the other party hereto. The date of personal delivery, facsimile transmission or the date of such mailing, as the case may be, shall be the date that such notice or election shall be deemed to have been given. For the purposes of this Contract:

         The address of Seller is:               Griffin Logging, Inc.
                                                 2315 N. Vine
                                                 Magnolia, Arkansas 71753
                                                 Attention: Todd M. Griffin
                                                 Facsimile No.: (870) 234-3210

         The address of Purchaser is:            Louisiana Timber Partners, LLC
                                                 21 South Avonlea Circle
                                                 The Woodlands, Texas 77382
                                                 Attention: Larry J. Woodard
                                                 Facsimile No.: (409) 273-5543

         with a copy to:                         Deb Machamer
                                                 263 Captain's Quarter
                                                 Hilton Head Island, SC 29928
                                                 Facsimile No.: (803) 686-4529


Any party hereto may change its address for notices or copies thereof hereunder by notice given as aforesaid.

         7. Brokerage. Seller hereby represents and warrants to Purchaser that Seller has not engaged or dealt with any broker or agent, other than as set forth on Exhibit B attached hereto and hereby made a part hereof, in regard to this Contract or to the sale and purchase of the Property contemplated hereby, and Seller shall indemnify, defend and hold Purchaser harmless against any liability, loss, cost, damage, claims and expense (including, but not limited to attorney fees and expenses and costs of litigation) which Purchaser shall suffer, incur or be threatened with because of any claim by any broker, agent or other person or entity claiming by, through or under Seller, whether or not meritorious, for any such fee, commission or other


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compensation with respect hereto or to the purchase and sale of the Property.
Seller agrees that Seller, at its sole cost and expense, shall pay the brokerage commissions set forth on Exhibit B which are owed by Seller with respect to Seller's acquisition of the Property.

         8. Successors and Assigns. This Contract shall be binding upon and shall inure to the benefit of Seller and Purchaser, their respective heirs, successors, successors-in-title, legal representatives and assigns and said terms "Seller" and "Purchaser" shall be deemed to include any such heirs, successors, successors-in-title, legal representatives and assigns.

         9. Survival. This Contract shall not be merged into the documents executed at closing, but shall survive the closing, and the provisions hereof shall remain in full force and effect.

        10. Applicable Laws. All rights, duties and responsibilities under this Contract shall be enforced according to the laws of the State of Louisiana, and this Contract shall be interpreted in accordance with said laws.

        11. Captions. Titles or captions of articles, paragraphs or sections contained in this Contract are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Contract or the intent of any provision hereof.

        12. Entire Agreement. This Contract embodies the entire agreement between the parties and cannot be waived or amended except by written agreement of Purchaser and Seller.

        13. Counterparts. This Contract may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

        14. Facsimile Execution. A facsimile of this Contract containing the signature of each of the parties hereto shall constitute an original document for all purposes.

        15. Enforcement of Certain Rights for the Benefit of Purchaser. As used herein, the "Bel/Quatre Contract Rights" shall mean all contractual rights or claims Seller may have under or by virtue of (i) that certain Agreement to Purchase and Sell by and among Estate of Albert B. Fay, Belfay, Inc., Bayou Breeze, Inc. of Texas, MFM Cloche, Inc., Ernest Bel Fay Louisiana Trust, Shadowfax Corporation of Texas, Marie Bel Fay Properties, Inc., Trust Under the Will of James Ware Gardiner, Bel Bois Corporation, JBB Properties, Inc., Belwood, Inc., Ernest F. Bel Trust, Della Krause Thielen Testamentary Trust A for John Chadick Thielen, Della Krause Thielen Testamentary Trust A for Katherine Thielen Hoffman, John Chadick Thielen Properties, Inc., Katherine Thielen Hoffman Properties, Inc., Belarbor Corporation, Piney Woods Corp., and Baal Land Corporation, collectively as seller, and Seller, as purchaser, having an effective date of January 21, 1998, regarding approximately 44,991.59 acres located in Allen, Beauregard, Calcasieu and Jefferson Davis Parishes, Louisiana; (ii) that certain Agreement to Purchase and Sell by and among Estate of Albert B. Fay, Multi Parish, Inc., Flanders Grove, Inc., MFM Quatre, Inc., Ernest Bel Fay Louisiana Trust, Spotted Horse Corporation, MBF Properties, Inc., Four Parishes, Inc., Tejeanne, Inc., Ernest F. Bel Trust, Della Krause Thielen Testamentary Trust A for John Chadick Thielen, Della Krause Thielen Testamentary Trust A for Katherine Thielen


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Hoffman, Della Krause Thielen Testamentary Residuary Trust for John Chadick
Thielen, Della Krause Thielen Testamentary Trust for Morgan Elizabeth Thielen, Della Krause Thielen Testamentary Trust for Carson Chadick Thielen, Della Krause Thielen Testamentary Trust for John Colin Thielen, Della Krause Thielen Testamentary Trust for Katherine Anne Hoffman, Della Krause Thielen Testamentary Trust for Taylor Ann Hoffman, Della Krause Thielen Testamentary Trust for Robert Dean Hoffman, III, Schonervald, Inc., Idylease, Inc. Vier Corporation and Liberty Logs Corp., collectively as seller, and Seller, as purchaser, having an effective date of January 21, 1998, regarding approximately 43,633.30 acres located in Allen, Beauregard, Calcasieu and Jefferson Davis Parishes, Louisiana; and (iii) that certain Agreement to Purchase and Sell by and between Baal Land Corporation, a Delaware corporation, as seller, and Seller, as purchaser, dated on or about February 11, 1998, as amended by that certain First Amendment to Agreement to Purchase and Sell, dated on or about February 12, 1998. Seller hereby assigns to Purchaser (which shall be deemed to mean Purchaser's assignee of this Agreement) any and all of the Bel/Quatre Contract Rights and hereby names Purchaser (which shall be deemed to mean Purchaser's assignee of this Agreement) as its agent and attorney-in-fact to enforce such Bel/Quatre Contract Rights on behalf of Seller.

         16. Indemnification of Seller. Purchaser agrees that Purchaser shall be responsible, and will reimburse Seller, for any and all losses, claims, demands, suits, expenses, damages, obligations and liabilities of any kind or nature, including, without limitation, reasonable attorneys' fees, disbursements and court costs, suffered or incurred by Seller by reason of any matter which arises during or as a result of Seller's ownership of the Property.

         17. Contingencies To Seller's Obligation. Purchaser and Seller acknowledge and agree that Seller's obligations hereunder are expressly made contingent upon Seller obtaining title to the Property.

                                 * * * * * * *


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         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

                                     SELLER:

                                     GRIFFIN LOGGING, INC., an Arkansas
                                     corporation


                                     By: /s/ Todd M. Griffin
                                        -------------------------------------
                                         Todd M. Griffin, Vice President






                    [Signatures Continued On Following Page]


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                   [Signatures Continued From Previous Page]


                                  PURCHASER:

                                  LOUISIANA TIMBER PARTNERS, LLC, a
                                  Georgia limited liability company



                                  By:  /s/ Larry J. Woodard
                                     --------------------------------------
                                       Larry J. Woodard, Manager and Member


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                                   Exhibit A

                          Description of real property

                              (Attachment Omitted)



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                                   Exhibit B

                         Brokerage Commission Structure

                              (Attachment Omitted)



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